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                                                                                        EXHIBIT 11.1
                    GLOBAL MARINE INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS PER COMMON SHARE
              (Dollars in millions, except per share amounts)

                                                                1995             1994             1993
                                                            ____________     ___________      ___________

Shares for primary and fully diluted computations:

Weighted average shares of common stock outstanding
   for primary earnings per share                            165,142,881      163,828,711      151,984,669

Shares issuable on assumed exercise of stock
   options and sale of incentive stock to reflect maximum
   dilutive effect (1):                                        7,397,435        3,167,667        3,269,447
                                                            ____________     ____________     ____________

        Weighted average shares for fully
          diluted earnings per share                         172,540,316      166,996,378      155,254,116
                                                            ============     ============     ============

Earnings for primary and
   fully diluted computations:

Income (loss) before cumulative effect of
   change in accounting principle                           $       51.9     $        4.8     $      (26.5)
Cumulative effect of change in accounting for
   postemployment benefits                                             -             (3.5)               -
                                                            ------------     ------------     ------------

Net income (loss)                                           $       51.9     $        1.3     $      (26.5)
                                                            ============     ============     ============

Primary earnings (loss) per share:

Income (loss) before cumulative effect of change
    in accounting principle                                 $       0.31     $         0.03   $       (0.17)
Cumulative effect of change in accounting for
   postemployment benefits                                             -              (0.02)              -
                                                            ____________     ______________   _____________

Primary net income (loss) per common share                  $       0.31     $         0.01   $       (0.17)
                                                            ============     ==============   =============

Fully diluted net income (loss) per share:

Income (loss) before cumulative effect of
   change in accounting principle                           $       0.30     $         0.03    $      (0.17)
Cumulative effect of change in accounting for
   postemployment benefits                                             -              (0.02)              -
                                                            ____________     ______________    ____________

Fully diluted net income (loss) per common share            $       0.30     $         0.01    $      (0.17)
                                                            ============     ===============   ============

_________________________
(1)  Shares issuable upon the assumed exercise of stock options are included in the computation of fully diluted net loss per common share in accordance with Regulation S-K, Item 601(b)(11), although for 1993 their inclusion is contrary to paragraph 40 of APB Opinion No. 15 because their inclusion produces an antidilutive result.
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